Exhibit 10.12

MEIRAGTX HOLDINGS PLC

2018 INCENTIVE AWARD PLAN

SUB-PLAN FOR UK EMPLOYEES

1.	Purpose

Pursuant to the powers granted by the Administrator in Section 10.5 of the MeiraGTx Holdings plc 2018 Incentive Award Plan (as it may be amended or restated from time to time, the “Plan”), the Administrator has adopted this Sub-Plan (the “Sub-Plan”). The purpose of the Sub-Plan is to promote the success and enhance the value of MeiraGTx Holdings plc (the “Company”), by linking the individual interests of Employees, to those of Company shareholders and by providing such individuals with an incentive for outstanding performance to generate superior returns to Company shareholders. The Sub-Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of Employees upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent. Only Employees may receive Awards under the Sub-Plan.

2.	Definitions, Construction and Eligibility

(a) Capitalized terms used in the Sub-Plan which are not defined herein shall have the meaning given in the Plan, and where the context requires any references to the “Plan” in those definitions shall be a reference to the Sub-Plan. The singular pronoun shall include the plural where the context so indicates.

(b) In the event of a conflict between the terms of the Sub-Plan and the Plan with respect to Awards granted to Employees based in the United Kingdom under the Sub-Plan, the terms of the Sub-Plan will control.

2.1	Definitions

Wherever the following terms are: (i) used in the Sub-Plan; or (ii) used in the Plan but apply to Awards made under the Sub-Plan, they shall have the meanings specified below, unless the context clearly indicates otherwise:

(c) “Award” means, individually, or collectively, a grant under the Sub-Plan of an Option, a Share Appreciation Right, a Restricted Share award, a Restricted Share Unit award or an Other Share or Cash Based Award;

(d) “Service Provider” shall mean any person who is an Employee.

2.2	Eligibility

The Sub-Plan forms the rules of the employee share scheme applicable to Awards made under the Sub-Plan to Employees of the Company and any Subsidiaries based in the United Kingdom or in any other jurisdiction at the discretion of the Administrator. Other Service Providers who are not Employees (such as Consultants and non-employee Directors) are not eligible to receive Awards and become Participants under this Sub-Plan. References to the phrase “Service Provider” shall be interpreted as referring only to Employees when that phrase in the Plan is used in the context of the Sub-Plan and Awards granted to Employees under this Sub-Plan.

3.	Administration and Delegation

The provisions of Article 3 of the Plan shall apply to this Sub-Plan as if references to the Plan are references to the Sub-Plan.

4.	Shares Available for Awards

(a) The provisions of Article 4 of the Plan shall apply to this Sub-Plan as if references to the Plan are references to the Sub-Plan.

(b) The aggregate number of Shares which may be issued or transferred pursuant to Awards under the Sub-Plan, when taken together with the number of Shares which may be issued or transferred pursuant to Awards under the Plan or any other sub-plan, shall not exceed the limits specified by Article 4 of the Plan, as amended from time to time.

5.	Options and Share Appreciation Rights

(a) Except as set out below, the provisions of Article 5 of the Plan shall apply to this Sub-Plan as if references to the Plan are references to the Sub-Plan.

(b) Unless otherwise determined appropriate by the Administrator, any Option granted under this Sub-Plan shall be a Non-Qualified Stock Option.

6.	Restricted Shares; Restricted Share Units

The provisions of Article 6 of the Plan shall apply to this Sub-Plan as if references to the Plan are references to the Sub-Plan. On request by the Company, Participants tax resident in the United Kingdom will be required to make an election under Section 431 of Chapter 2 Income Tax (Earnings and Pensions) Act 2003 (“ITEPA”) pursuant to which, for the relevant tax purposes, the market value of the Shares acquired will be calculated as if the Shares were not restricted. Participants tax resident in other jurisdictions may be required to make equivalent elections appropriate to their jurisdictions.

7.	Other Share or Cash Based Awards

The provisions of Article 7 of the Plan shall apply to this Sub-Plan as if references to the Plan are references to the Sub-Plan.

8.	Adjustments For Changes In Ordinary Shares And Certain Other Events

The provisions of Article 8 of the Plan shall apply to this Sub-Plan as if references to the Plan are references to the Sub-Plan.

9.	General Provisions Applicable To Awards

(a) Except as set out below, the provisions of Article 9 of the Plan shall apply to this Sub-Plan as if references to the Plan are references to the Sub-Plan.

(b) Section 9.5 of the Plan shall be amended so that the terms “taxes required by law to be withheld” and any similar phrases relating to tax obligations or tax liability when used in Section 9.5 shall include income tax, employee’s National Insurance contributions and (at the discretion of the Company) employer’s National Insurance contributions or other similar taxes arising in any jurisdiction (any a “Tax Liability”). The Participant will indemnify and keep indemnified the Company and his/her employing company, if different, from and against any liability for or obligation to pay any Tax Liability arising in consequence of any Award.

10.	Miscellaneous

(a) Except as set out below, the provisions of Article 10 of the Plan shall apply to this Sub-Plan as if references to the Plan are references to the Sub-Plan.

(b) The following language set out below is in addition to the terms of Article 10:

“Neither the Sub-Plan nor any Award made under the Sub-Plan shall give the Participant any rights to compensation or damages including for any loss or potential loss that the Participant may suffer by reason of being unable to exercise any Option or forfeiting any Award or Shares as a result of the termination of the Sub-Plan, the lapsing or termination of an Award or the Participant’s Termination of Service including where any Termination of Service is subsequently held to be wrongful or unfair.”

(c) The following language set out below shall replace Section 10.9:

“The Company and all its Subsidiaries may transfer, collect, use, process or disclose, in electronic or other form, such information to third parties, including where they are situated outside the European Economic Area in countries where the level of data protection may not be as high as in the Participant’s country of residence, in the event that such disclosure is in their view required for the performance of their obligations under the Plan. The Company and all Group Companies shall ensure that such collection, use, processing and transfers are made in accordance with the EU General Data Protection Regulation and other applicable data protection laws in any other jurisdiction.”

11.	Definitions

(a) Except as set out below, the provisions of Article 11 of the Plan shall apply to this Sub-Plan as if references to the Plan are references to the Sub-Plan.

(b) Section 11.11 (“Consultant”) shall not apply to this Sub-Plan.

(c) Section 11.38, (“Service Provider”) shall mean an Employee.

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